Exhibit 99.1

Investor Contact
Jack Tierney
Chief Financial Officer
DineEquity, Inc.
(818) 637-3101

Media Contact
Nancy Mays
Executive Director, Communications
Applebee’s Services, Inc.
(913) 890-0720

DineEquity, Inc. Ends Lease on Applebee’s Facility in Lenexa, KS

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Applebee’s HQs to Remain in Kansas City Area

GLENDALE, Calif., April 4, 2011 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced it has entered into an agreement to end its lease with Lexington LAC Lenexa L.P., an affiliate of Lexington Realty Trust and property owner of the commercial space currently occupied by Applebee’s headquarters in Lenexa, Kansas. Applebee’s will relocate its approximately 350 headquarters-based team members to a smaller, more appropriately sized facility in the Kansas City area. A real estate search is underway and Applebee’s expects to complete the move before September 30, 2011.

Since the acquisition of Applebee’s International in November 2007, DineEquity has been strategically transforming the brand into a more highly franchised business through the sale of company operated restaurants. This transformation has included plans to relocate Applebee’s headquarters, known as the “Restaurant Support Center” (RSC), which opened in December 2007, to another local facility better suited to the brand’s long-term business needs. The company has been actively marketing the lease transfer of the building for the past couple of years.

“Applebee’s Restaurant Support Center was conceived and built under prior ownership and during a different direction for the company,” said Julia A. Stewart, DineEquity’s Chairman and Chief Executive Officer. “We anticipated the needs of the business would change as we implemented our strategy to become more highly franchised, and we acknowledged early on that would require moving to different offices in the Kansas City area better suited to our business model once a tenant could be found for the Lenexa campus.”

DineEquity, Inc.
450 North Brand Blvd., 7th floor
Glendale, California 91203-4415
866.995.DINE

DineEquity Lease Termination; Page Two

The lease termination will allow DineEquity to reduce its debt by approximately $34 million and is economically advantageous on a long-term basis as Applebee’s relocates to a smaller facility in the Kansas City area.  Moving to a more appropriately sized space will result in an internal rate of return (IRR) of approximately 12%.  DineEquity also expects to recognize $26 million in pre-tax charges ($16 million after tax) related to the agreement.

These charges are comprised of 1) an approximately $5 million non-cash impairment charge primarily related to leasehold improvements to be recognized in the first quarter 2011 and 2) a cash lease termination fee and other closing costs of approximately $21 million to be recognized in the second quarter 2011. Under the terms of the agreement, DineEquity expects the cash lease termination fee to be paid during the second half of 2011.

Addressing the RSC relocation, Applebee’s President Mike Archer said: “Applebee’s has a longstanding presence in the Kansas City area and this development allows us to move from a facility with more space than we need into one better suited to our requirements. Our team members have been expecting this step and understand that it makes sense for our company. We look forward to communicating about our new home as soon as that decision is reached.”

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world. For more information on DineEquity, visit the company’s website at www.dineequity.com.

Forward-Looking Statements

Statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s substantial indebtedness; risk of future impairment charges; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business, the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; shortages or interruptions in the supply or delivery of food; changing health or dietary preferences; harm to our brands’ reputation; litigation; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; inability of franchisees to fund capital expenditures; and other factors discussed from time to time in the Company’s Form 10-Q, Form 10-K and in the Company’s other filings with the Securities and Exchange Commission.  The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

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